APPENDIX H

CODE OF ETHICS

Adopted March 1, 2006

Revised as of July 1, 2023

Introduction

Each wholly owned affiliated registered investment adviser and broker-dealer of Virtus Investment Partners, Inc. (“Virtus”) (each referred to herein as a “Firm”) has adopted this Code of Ethics (the “Code”) in accordance with applicable requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). From time to time, Firms may attach an Appendix to this Code describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code. Modifications for one Firm in such Appendix will not be considered an amendment to any other Firm’s Code.

Employees are required to adhere to the letter and the spirit of this Code. Failure to adhere to this Code may result in disciplinary actions including fines, disgorgement of profits (or losses avoided), unwinding of securities transactions, curtailment of personal trading privileges, and/or termination of employment. In addition, certain violations of this Code may be considered violations of securities laws and regulations that could result in civil and/or criminal penalties.

1.	Standards of Conduct

In providing investment services to registered investment companies, institutional accounts and other clients, the Firms are governed by legal and fiduciary duties that mandate adherence to the highest standards of ethical conduct and integrity. Because employees may have knowledge of present or future portfolio transactions in client accounts and, in some cases, the power to influence those portfolio transactions, it is possible that an employee’s personal interests could – or could appear to – conflict with those of the Firms’ clients if the employee engages in personal transactions in securities that are eligible for investment by the Firms’ clients.

The procedures set forth in this Code are designed to address potential conflicts of interest with respect to the personal investing activities of the Firms’ employees. When persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

■	At all times, the interests of the Firms’ clients must be paramount;

■	Personal transactions must be conducted consistent with this Code in a manner that avoids or mitigates any actual or potential conflict of interest;

■	No inappropriate advantage should be taken of any position of trust or responsibility;

■	Non-public information regarding security holdings in client accounts must remain confidential; and

■	Compliance with all applicable federal securities laws must be maintained.

In addition to the provisions of this Code, employees are responsible for compliance with other Virtus policies and procedures concerning personal conduct and conflicts of interest including, but not limited to: the Virtus Code of Conduct; Social Media Policy; Insider Trading Policy and Procedures; Acceptable Technology Use Policy; Political and PAC Contribution Policy and Procedures; and Gifts, Entertainment, Business Meals, Sponsorships, Business Building and Charitable Donations Policy.

Irrespective of any investment transactions permitted under this Code and/or investment transactions approved by Compliance, this Code is subject to, and superseded by, federal securities laws, which prohibit trading, whether for personal or client accounts, while in possession of material non-public information. Likewise, material non-public information regarding Virtus or a Virtus affiliate may not be shared with other Virtus employees, other than Virtus Legal or Compliance. Under no circumstances may Virtus employees use material nonpublic information about client recommendations and transactions in their own personal trading.

2.	Persons Subject to the Code

All employees of Virtus and its wholly owned subsidiaries are subject to this Code and are deemed to be Supervised Persons of a particular investment adviser and/or broker-dealer subsidiary within the meaning of the Advisers Act and the Investment Company Act. This includes persons working at other subsidiaries that are not investment advisers or broker-dealers, such as Virtus Fund Services, LLC and Virtus Shared Services, LLC, as well as employees of certain departments such as Human Resources, Finance, Sales, Marketing, and Product Management, all of which are appropriately deemed by Compliance as Supervised Persons. Certain Supervised Persons are further classified as Access Persons or Advisory Persons, depending upon their access to client portfolio information and their role in managing client accounts.

Supervised Persons are further designated as Access Persons if:

■	In connection with their job functions or duties they have access to timely, non-public information regarding a Firm’s investment management activities, client portfolio holdings and/or client trading activity or they are a director or officer of a Firm[1]. In general, employees with duties or responsibilities within Information Technology, Investment Operations, Investment Risk, Performance Analytics, Product Management, Fund Administration, Compliance, Legal, Audit or other areas determined by Compliance are designated as Access Persons.

Supervised Persons are further designated as Advisory Persons if:

■	In connection with their job functions or duties, they make, recommend or implement investment decisions on behalf of client accounts managed by a Firm. In general, portfolio managers, investment research analysts, traders and certain of their support personnel are designated as Advisory Persons.

Employees who perform certain services for multiple Firms (i.e., shared services) or share office space with another Firm, may be designated by Compliance as Supervised, Access and/or Advisory Persons of multiple Firms.2 The above are general rules and Compliance may designate persons as Supervised, Access or Advisory for reasons other than indicated above, if determined to be consistent with the purpose of this Code.

[1]	See the Virtus Directors and Officers List for each Firm on VirtusNet.

[2]	Reference: Rule 204A-1(a)(3) Section 202(a)(25) of the Advisers Act [15 U.S.C. 80b-2(a)(25)], which defines “supervised person” as an adviser’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control; Footnotes 23, 25 and 28 of Adopting Release of Final Rule 204A-1 (17 CFR Parts 270, 275 and 279) [Release Nos. IA-2256, IC-26492]; File No. S7-04-04.

The chart below provides a summary of requirements under this Code depending upon the employee’s designation as a Supervised, Access or Advisory Person and references the Section of this Code providing additional explanations of each requirement:

Summary of Code of Ethics Requirements by Employee Classification

REQUIREMENT / CODE SECTION	SUPERVISED PERSONS	ACCESS PERSONS	ADVISORY PERSONS
Section 1. STANDARDS OF CONDUCT	✔	✔	✔
Section 2. PERSONS SUBJECT TO THE CODE	✔	✔	✔
Section 3.1. ATTESTATION OF RECEIPT, UNDERSTANDING AND COMPLIANCE	✔	✔	✔

Section 3.2. REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS:

■   DEFINITION OF REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS

■   NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS

■   MANAGED ACCOUNTS (DEFINED)

	✔ ✔ ✔	✔ ✔ ✔	✔ ✔ ✔
Section 3.3. NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS	✔	✔	✔
Section 3.4. INITIAL AND ANNUAL HOLDINGS REPORTS	✔	✔	✔
Section 3.5. QUARTERLY TRANSACTIONS REPORTS	✔	✔	✔
Section 3.6. DUPLICATE TRADE CONFIRMATIONS AND PERSONAL BROKERAGE ACCOUNT STATEMENTS	✔	✔	✔
Section 4.1. TRADE PRECLEARANCE REQUIREMENTS FOR NON- VIRTUS SECURITIES		✔	✔
Section 4.2. TRADE PRECLEARANCE REQUIREMENTS FOR VIRTUS SECURITIES	✔	✔	✔
Section 5. TRADE BLACKOUT RULE			✔
Section 6. OTHER TRADING RESTRICTIONS		✔	✔
Section 7. HOLDING PERIOD RULE		✔	✔
Section 8. DUTY TO REPORT VIOLATIONS	✔	✔	✔
Section 9. SANCTIONS FOR VIOLATIONS OF THE CODE	✔	✔	✔
Section 10. WAIVERS, TEMPORARY EXEMPTION FROM CODE APPLICATION, AND EXTENSIONS	✔	✔	✔

3.	Reporting Requirements for Supervised, Access and Advisory Persons

3.1	Attestation of Receipt, Understanding and Compliance

All employees will receive a copy of the Code upon hire and must certify their receipt, reading, understanding of, and compliance with the Code within ten (10) days of becoming subject to the Code and at least annually thereafter. Employees will also be required to certify the same with respect to amendments of the Code.

3.2	Reportable Securities and Reportable Accounts

Employees must disclose to Compliance all Reportable Securities positions as well as all Reportable Accounts (both brokerage and investment advisory accounts), as further defined and discussed below.

Reportable Securities are broadly defined and include transactions (both long and short) in the following:

■	Shares of stocks, ADRs, and other equity securities (including any security convertible into equity securities);

■	Warrants;

■	Bonds and notes;

■	Shares of exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”);

■	Shares of closed-end funds;

■	Options, futures and other derivatives;

■	Private placement securities[3];

■	Shares of open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate[4];

■	Securities acquired in an initial public offering (“IPO”) or a limited offering, or crowdfunding initiatives to raise capital;

■	Initial or limited coin offerings; and

■	“Cryptocurrency” or “digital assets” unless specifically exempted by Compliance (as indicated in Schedule A).

The following are not considered Reportable Securities:

■	Direct obligations of the U.S. Government;

■	Money market instruments and funds;

■	Bankers’ acceptances, certificates of deposit, commercial paper and other high quality short-term debt instruments;

■	Shares of open-end mutual funds that are not managed by a Virtus affiliate;

[3]	A private placement is an offering of securities that are exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

[4]	A list of open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

■	Holdings in 529 Plans (unless such holdings are a mutual fund managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate);[5] and

■	Holdings in accounts maintained through Fidelity for the Virtus 401(k) Plan or similar Virtus- sponsored retirement or benefit plans identified by Compliance.

Reportable Accounts are all securities accounts (brokerage and investment accounts) that an employee or members of their household have direct or indirect investment discretion over and that hold, or can hold, Reportable Securities. Reportable Accounts include investment accounts of certain related persons including an employee’s spouse, domestic partner, minor children and stepchildren, and certain other persons6 residing in the same household as the employee. Investment accounts meeting the above definition must be reported even if Reportable Securities are not currently held in the account.

Managed Accounts are Reportable Accounts from which an employee or a member of their household benefits financially, but over which neither the employee nor a member of their household exercise direct or indirect investment discretion. Usually, with a Managed Account, a third-party money manager or financial advisor is hired to make all investment decisions for the account and the employee does not discuss any specific transactions for the account with the manager. Designation of a Managed Account must be properly documented and approved in accordance with Compliance procedures. Once designated as such by Compliance, Managed Accounts are not subject to the requirements of Section 4.1 (Trade Preclearance Requirements for Non-Virtus Securities), Section 4.2 (Preclearance requirement for Virtus Securities), Section 5 (Blackout Rule for Advisory Persons), or Section 7 (Holding Period Rule for Access and Advisory Persons). However, brokerage statements and trade confirmations must be provided (see Section 3.6); purchasing IPOs is restricted (see Section 6); and private placement and limited offerings must be precleared, including those opportunities recommended by an outside financial advisor (see Section 6).

3.3	Notifying Compliance of Existing Reportable Accounts and Approval for New Reportable Accounts

Employees must notify Compliance of all existing Reportable Accounts within ten (10) days of hire. After hire, employees must obtain approval from Compliance in advance of opening any new Reportable Account and promptly provide Compliance with the account number and related details when they become available.

Note the following:

■	Any Virtus 401(k) Plan Fidelity Account and activity therein will automatically be reported to Compliance; however, employees must specifically notify Compliance of any new or existing Fidelity “BrokerageLink” account, Virtus/Fidelity Health Savings Account (“HSA”) or any other Fidelity account capable of holding Reportable Securities.

[5]	A list of open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

[6]	Compliance may determine certain persons (other than those specifically listed above) who reside at the same address are not part of the same household if they do not otherwise have any of the following: direct or indirect investment discretion over the person’s brokerage account(s) or investment(s); transparency, influence or control over the person’s financial affairs; nor provide or receive recommendations or advice from the person concerning investments. Employees are encouraged to be forthcoming and discuss such matters with Compliance promptly at the time of hire and/or upon the development of such situation.

■	Other company 401(k) or 403(b) plan accounts or any IRA account maintained by the employee or members of their household need to be reported if such accounts have the capacity to invest in Reportable Securities[7].

■	Fidelity accounts that hold Restricted Stock Units (“RSUs”) are not considered Reportable Accounts. The shares of Virtus common stock issued upon vesting of the RSUs become Reportable Securities.

■	Employees are required to promptly inform Compliance if Fidelity automatically opens a brokerage account when they become vested in Virtus RSUs, Virtus options or similar instruments.

■	An employee’s investments in Virtus open-end mutual funds that are made directly through the funds’ transfer agent will automatically be reported to Compliance.

Only those broker-dealers providing Compliance with electronic feeds containing required information will automatically be approved. A listing of such broker-dealers is available on VirtusNet. Exceptions may be made in the sole discretion of Compliance.

Compliance reserves the right to require employees to close any Reportable Accounts with broker-dealers who do not provide required information on a reliable, timely or efficient basis.

Employees must promptly notify Compliance upon closing any Reportable Account.

3.4	Initial and Annual Holdings Reports

Employees must submit or confirm a report listing all personal holdings of Reportable Securities within ten (10) days of hire and annually thereafter. Information contained in the initial report must be current as of a date not more than forty-five (45) days prior to an employee’s hire date. Annual reports must be current as of December 31st of each year, submitted by the following January 31st, and shall include such information required by Compliance including a certification by the employee that they have read, understand and complied with the requirements of the Code. Reporting is normally initiated by Compliance and completed through the StarCompliance System or other formats designated by Compliance.

3.5	Quarterly Transactions Reports

Employees must complete a quarterly report of transactions in Reportable Securities within the timeframe specified by Compliance (generally fifteen (15) days after quarter-end). Reporting is generally completed through the StarCompliance System.

[7]	Non-Virtus 401(k) plan and 403(b) plan accounts are not considered Reportable Accounts as long as they cannot hold shares of reportable securities or open-end mutual funds managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate.

3.6	Duplicate Trade Confirmations and Personal Brokerage Account Statements

Broker-dealers must promptly provide Compliance with the following:

■	Duplicate copies of trade confirmations for Reportable Security transactions; and

■	Account statements for each Reportable Account at least quarterly.

The above requirements may be satisfied by arrangements employees make through Compliance for broker- dealers to provide electronic feeds to the StarCompliance System or other designated location. In the event broker-dealers cannot provide electronic feeds, employees will be responsible to promptly upload necessary information into the StarCompliance System or other designated location.

4.	Trade Preclearance Requirements

4.1	Preclearance Requirements for non-Virtus Securities for Access and Advisory Persons

Generally, subject to other provisions of this Code, Access and Advisory Persons may not purchase or sell a Reportable Security for their own account at times during which any client account has a buy or sell order pending for a security of the same issuer or when trading in the Reportable Security is otherwise restricted. Advisory Persons are subject to additional restrictions as described in Section 5 (Blackout Rule for Advisory Persons).

■	Access and Advisory Persons must obtain approval from Compliance prior to buying or selling Reportable Securities (“preclearance”) (unless the security type is indicated as not requiring preclearance further below).

–	Preclearance requests are generally initiated by submitting a request to Compliance through the StarCompliance System and awaiting a response for approval before placing an order for a Reportable Security.

–	When submitting requests for multiple transactions at one time, employees should carefully review the responses from Compliance, which will be provided separately for each request, as some may be approved but others may be denied.

–	Preclearance is also required for all investments in IPOs or private placements, so the terms of such offering can be reviewed and approved by Compliance in advance.

■	Unless otherwise indicated, preclearance approvals are valid until 5 pm (ET) of the next business day regardless of an employee’s specific geographic location (with the exception of private placement transactions and limited offerings, which are determined on a case-by-case basis). An order, including limit orders, not executed within that time must be re-submitted for preclearance approval.

Preclearance will be denied in the following circumstances:

■	When the Firm(s) of which an employee is an Access or Advisory Person has a pending buy or sell order for any security of the same issuer for a client account;

■	When a security is restricted by any Firm(s) for which an employee is an Access or Advisory Person; or

■	Other circumstances as may be determined by Compliance on a case-by-case basis consistent with the purposes of the Code.

Where no other conflict is deemed present8, Compliance, in its discretion, may approve preclearance requests for Access Persons (but not Advisory Persons) up to the following “de minimis” transaction amounts9, irrespective of the Firm’s pending buy or sell order for the security for a client account:

■	Up to (but not exceeding) 1,000 shares during a rolling 30-day period (in the aggregate for all of an employee’s Reportable Accounts) in issuers with a market cap equivalent of $10 billion (USD) or more at the time of the transaction.

■	Up to (but not exceeding) 1,000 shares during a rolling 30-day period (in the aggregate for all of an employee’s Reportable Accounts) in ETFs or ETNs that are not managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate.[10]

Access and Advisory Persons are not required to preclear transactions in the following types of securities:

■	Direct obligations of the Government of the United States

■	Money market instruments such as commercial paper, repurchase agreements, bankers’ acceptances and bank certificates of deposit, and other high quality short-term debt instruments

■	Shares of money market funds

■	“Cryptocurrency” or “digital assets” that are not otherwise considered initial or limited coin offerings

■	Open-end mutual funds and unit investment trusts invested in open-end mutual funds

■	Purchases pursuant to an automatic investment or dividend reinvestment plan

■	Purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of such rights so acquired

■	Transactions under an employee stock purchase or incentive program unless otherwise restricted

■	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.)

■	Transactions in Managed Accounts, with the exception of IPOs and private placement transactions, provided that prior to the transaction Compliance has approved the classification of the account as a Managed Account

4.2	Preclearance requirement for Virtus Securities for Supervised, Access and Advisory Persons

All Employees, including Supervised Persons, must preclear transactions in Virtus common shares (ticker: VRTS). Unless otherwise indicated, preclearance approvals are valid until 5 pm (ET) of the next business day, regardless of the employee’s specific geographic location.

[8]	Trade preclearance requests in conflict with the Holding Period Rule (Section 7) and issuers listed on applicable restricted lists will generally be denied.

[9]	“Transaction amounts” means the number of shares sold plus the number of shares bought, i.e., sells do not offset buys.

[10]	A list of ETFs and ETNs managed by a Virtus affiliate or managed by a non-affiliate as a subadviser to a Virtus affiliate is available on VirtusNet.

An order (including limit orders) not executed within that time must be re-submitted for preclearance approval. Once designated as an approved Managed Account by Compliance, transactions in VRTS common stock within such Managed Accounts are not subject to preclearance requirements; provided, however, Supervised Persons who are deemed Restricted Persons pursuant to the Virtus Insider Trading policy must continue to preclear any transactions in VRTS common stock, whether in an approved Managed Account or otherwise.

5.	Blackout Rule for Advisory Persons

In addition to the preclearance requirements of Section 4 (Trade Preclearance Requirements), Advisory Persons may not transact in any Reportable Security on the same day as, or seven (7) calendar days before or after, a trade in securities of the same issuer that is also traded in any client account(s) associated with the Advisory Person. The Blackout Rule does not apply to transactions in Reportable Securities that are exempt from the preclearance requirements of Section 4.

6.	Other Restrictions for Access and Advisory Persons

Access and Advisory Persons are at all times prohibited from engaging in any of the following:

■	Purchasing or selling single-stock futures;

■	Purchasing or selling options on (referencing) a single name/issuer. Transactions and holdings of options referencing broad-based indices are allowed. A list of options referencing broad- based indices is available on VirtusNet and additions may be approved by Compliance;

■	Taking short positions other than on broad-based indices;

■	Purchasing or otherwise acquiring securities in an IPO, the substantial equivalent of an IPO, or in so-called initial coin (cryptocurrency) offerings, unless otherwise approved by Compliance; or

■	Using a derivative or synthetic instrument or using any other means to circumvent a restriction in the Code.

In addition to the above, Advisory Persons are further prohibited from engaging in the following:

■	Taking a short position on any index that is held long in a client account of a Firm the employee is an Advisory Person of;

■	Serving on the board of directors of any publicly traded company, absent the prior approval of an Executive Officer[11] of Virtus and Compliance, based on a determination that such service will not conflict with the interests of any Firms or their clients; or

■	Purchasing a private placement or limited offering in client accounts where there exists a personal interest in the same issuer without preapproval from Compliance.

7.	Holding Period Rule for Access and Advisory Persons

[11]	Includes the Virtus Executive Officers listed on www.virtus.com.

Unless an exception applies, Access and Advisory Persons must hold all Reportable Securities for no less than thirty (30) days, even if the purchase was exempt from preclearance (the “Holding Period Rule”). The Holding Period Rule prohibits the purchase or sale of options with an expiration date that is within thirty (30) days of the transaction date, as well as the sale of covered calls on securities held for less than thirty (30) days.

Compliance with the Holding Period Rule will be determined using a last in, first out methodology applied across all Reportable Accounts unless otherwise exempted, and Access and Advisory Persons may not sell any share(s) of a Reportable Security until a minimum of thirty (30) days have passed since the last purchase of the same security in any of their Reportable Accounts.

Exceptions: The Holding Period Rule does not apply to the following:

■	Transactions in open-end mutual funds that are managed by any Firm (although “market timing” restrictions imposed by such funds must be observed);

■	Transactions in shares of VRTS received upon the vesting of RSU grants;

■	Exercising VRTS options and selling the shares, where such options have been provided as grants;

■	Transactions in approved Managed Accounts; and

■	Transactions in digital assets.

8.	Duty to Report Violations

Employees must promptly report any known violations of this Code to Compliance and should contact Compliance if they have reason to believe that a violation may have occurred or is reasonably likely to occur. Failure to report such matters is itself a violation of this Code. If the matter involves a member of Compliance, the report should be made directly to Virtus’ Global Chief Compliance Officer. In the event the reported event involves the Global Chief Compliance Officer, the report should be made directly to Virtus’ Chief Legal Officer. Employees may also report such matters using the Virtus Whistleblower Hotline.12

9.	Sanctions for Violations of the Code

In the event of a violation of the Code by any employee, Compliance may impose appropriate sanctions considering the following:

■	The seriousness of the violation;

■	Whether the violation was willful or inadvertent;

■	Whether the violation was self-reported;

■	The employee’s job function and classification as a Supervised, Access or Advisory Person;

■	Prior violations of the Code; and/or

■	Any other factor(s) that Compliance may consider important under the specific circumstances.

[12]	Instructions for using the Virtus Whistleblower Hotline are available on VirtusNet.

Sanctions may include, but are not limited to, the following:

■	Verbal and/or written admonishment;

■	Re-training on the requirements of the Code;

■	Notice to the person’s manager and/or members of firm management;

■	Fines and/or reversal of trades, with the fines and disgorgement of profits (or losses avoided) donated to a charity designated by Compliance;

■	Partial or full restriction of personal trading for a period of time (which may be the remainder of the Person’s employment); and/or

■	Suspension or termination of employment.

10.	Waivers, Temporary Exemption from Code Application, and Extensions

Compliance may, from time to time, grant waivers to provisions of this Code for equitable or other reasons. Compliance will maintain reasonable documentation of any such waivers. The waivers may be granted to individuals or classes of individuals with respect to particular transactions or classes of transactions and may apply to past as well as future transactions. No waiver will be granted if Compliance is aware or reasonably believes that doing so will result in a violation of applicable federal securities laws or the principles of this Code.

Employees on approved leaves of absence (e.g., leaves for medical, active military service, bereavement, FMLA, etc.) may be temporarily exempt from the pre-clearance and reporting provisions of the Code, provided that the following requirements are met:

■	They do not participate in, obtain information with respect to, or make recommendations as to, the purchase or sale of securities on behalf of any client;

■	They do not have access to information regarding the day-to-day investment activities of the Firm including but not limited to IT systems and Firm email;

■	They do not devote significant time to the activities of the Firm; and

■	Compliance approves such temporary exemption in writing.

Employees must complete quarterly transaction reports promptly upon their return to work after an approved leave of absence.

In addition to the above, Compliance may grant extensions to quarterly reporting deadlines in cases of hardship, illness, system unavailability or other circumstances provided that the timeframe, as extended, may not exceed thirty (30) days after quarter-end. Any such extension shall not be deemed a waiver of the Code’s provisions.

11.	Responsibilities of Compliance

In addition to those responsibilities described in the foregoing, Compliance is responsible for the following:

■	Determining which employees are classified as Supervised, Access or Advisory Persons and notifying employees of their classification. In doing so, Compliance may determine whether any temporary employees, consultants, interns or the equivalent should be treated as employees under this Code and, if so, whether they should be classified as Supervised, Access or Advisory Persons.

■	Maintaining records regarding the Code and its administration as required by Rule 204-2 of the Advisers Act and Rule 31a-2 of the Investment Company Act. Such records will be maintained in a readily accessible place for at least five (5) years, with the first two (2) years in a Firm office. Required records include the following for the past five (5) years:

–	A copy of each Code in effect;

–	Records of any violations of the Code and action taken in response thereto;

–	Records of employees’ written acknowledgements of the Code;

–	A list of all employees who have been required to make reports pursuant to the Code;

–	Records of decisions to approve transactions in private placements and the basis for such approvals; and

–	Copies of all reports made by the Chief Compliance Officer of each Firm and by the Chief Compliance Officer of the Virtus Funds regarding the administration of the Code as required by the Advisers Act or the Investment Company Act.

Schedule A

This Schedule last updated: July 1, 2023

Digital Assets Exempted from the Code of Ethics Reporting Requirements

The following digital assets are specifically exempted from Code reporting requirements:

■	Bitcoin currency code “BTC” and “XBT”

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.

APPENDIX H1

GIFTS, ENTERTAINMENT, BUSINESS MEALS, SPONSORSHIPS, BUSINESS BUILDING, AND CHARITABLE DONATIONS POLICY AND PROCEDURES

Adopted March 1, 2006

Revised as of July 1, 2023

1.0	PURPOSE

Clients and Business Partners are vital to the success of Virtus Investment Partners and its affiliates. These relationships must remain objective, fair, transparent and free from conflicts of interest. Gifts, entertainment, business meals, sponsorships, business building and charitable donations can be important to building or maintaining goodwill, but this must not interfere with objectivity and sound business judgment.

The purpose of this Policy is to avoid conflicts of interest when conducting Virtus and affiliate business activities. This Policy sets limitations on and requires reporting of gifts, entertainment, business meals, sponsorships, business building and charitable donations, whether given or received.

2.0	SCOPE

This Policy applies to all employees, officers, directors or other temporary employees, and consultants of Virtus Investment Partners, Inc., and its affiliates, collectively referred to herein as “Virtus” or the “Firm”.

In addition to this Policy, Virtus affiliates may adopt more stringent policies, to which employees of those affiliates must adhere. For instance, employees who hold active FINRA licenses through a Virtus broker/dealer are subject to those firms’ policies to ensure compliance with FINRA rules.

This Policy applies to interactions with all persons or entities with whom the Firm conducts or seeks to conduct business – collectively referred to herein as “Business Partners” or “Outside Parties”.

3.0	POLICY

This Policy applies to providing or receiving gifts, entertainment, business meals, sponsorships, business building or any charitable donations in connection with Firm business, whether a Firm expense or, in the case of certain Gifts, a personal expense. These items may not be provided or accepted if they obligate (or appear to obligate) the recipient to the provider of the benefit. Whether alone or aggregated per recipient, Firm employees must ensure that these items are not so frequent or so extensive as to create a conflict of interest or the appearance of impropriety. With respect to Firm business, employees are not permitted to provide these items on their own outside of this Policy.

Many Business Partners have established policies relating to gifts, entertainment, business meals, sponsorships, business building or any charitable donations. Firm employees should obtain and review those policies prior to providing or accepting any of these items to or from a Business Partner.

Whether given or received, these items must be reported as described herein so that the Firm retains an accurate record pursuant to applicable rules and regulations.

No policy is able to address every scenario. This is a principle-based policy. Firm employees shall conduct themselves as professionals exercising sound business judgment by weighing the business interests involved against possible public perceptions when deciding to give or accept gifts, entertainment, business meals, sponsorships, business building or any charitable donations in connection with Firm business.

H1-1

Special circumstances may exist where gifts, entertainment, business meals, sponsorships, business building or any charitable donations requests fall outside of guidelines, and additional review and consideration is appropriate. Employees shall submit supporting rationale and information to their managers – and in certain cases the Firm’s CCO or their respective designees – for review and/or approval.

Employees who violate this policy shall be subject to reprimand and possible disciplinary action, up to and including termination of employment.

4.0	DEFINITIONS

For the purposes of this Policy, the following terms shall be defined as provided:

4.1	Business Building – Support for other parties (i.e., a financial or investment advisor or other financial intermediary) to grow their businesses and to build stronger relationships between the Firm and our Business Partners. Business Building expenses can include seminar costs, lead generation services, advertising or mail campaigns. Business Building is distinguished from Sponsorships in that the Firm does not necessarily receive signage, promotion or acknowledgement in connection with the payment.

4.2	Business Partner or Outside Party – Any existing or prospective business source, such as a client, vendor, brokerage firm registered representative, consulting firm, the issuer of a portfolio security, an unaffiliated subadviser to the Virtus Funds or ETFs, etc.

4.3	Business Meal – A meal with a business-related discussion involving any Outside Party with the Firm employee present as the host or co-host or with the Firm employee attending with an Outside Party who is acting as the host.

4.4	Charitable Donation – A donation that is deductible for tax purposes, made by the Firm to a non-profit entity (i.e., a 501(c)(3) organization) on behalf of, or at the request of, a client, or for another legitimate business purpose. Charitable Donations must be in accordance with Virtus’ charitable goals and guidelines and be pre-approved by the Virtus Corporate Communications Department.

4.5	Entertainment – A business-related activity or event involving a Business Partner with the Firm employee present as the host or co-host, or with a Business Partner who is acting as the host for Firm employee(s). Examples include: theater, concert or sporting event tickets, golf outings, and other business-appropriate social events. If a meal is included with the event, the entire event, including the meal, is considered Entertainment.

4.6	ERISA Account Official (a/k/a “Parties in Interest”) – Plan fiduciaries (trustee, employer, plan sponsor, plan administrator, investment adviser, and investment or administrative committees); also, “non-fiduciaries” who impact plan decisions (attorneys, consultants, actuaries, etc.).

4.7	Gift – An item given or received as a result of existing or prospective business relationships. Tickets to sporting or other events are considered Gifts and not Entertainment when a Firm

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employee who provides the tickets is not present as the host, or when the Firm employee receives tickets and the Business Partner is not present as the host.

4.8	Sponsorship – A business-related activity or event involving any Business Partner where, unlike with Entertainment, the Firm obtains some form of “visibility” for its payment (recognition in a program, signage at an event, a seat on a panel discussion, etc.). Employees are not required to be in attendance for Sponsorship events, though it is likely the Firm will be represented at the event.

5.0	COMPLIANCE REQUIREMENTS

All employees should be aware of the following requirements:

●	VPD Cash and Non-Cash Compensation Guidelines

●	Compliance Manuals

●	FINRA Rule 3220

●	Rule 206(4)-7 under the Investment Advisers Act of 1940

●	Section 17e(1) of the Investment Company Act

6.0	PROCEDURES

6.1	GIFTS

Gifts are designed to foster and promote relationships and goodwill. Conflicts arise when Gifts compromise objective and independent business decisions. Even the perception of compromise is damaging to the Firm’s or an adviser’s image and integrity.

Even though not all Virtus affiliates are FINRA members, the firm follows FINRA Rule 3220 (The Gifts Rule) as guidance, which prohibits any member or person associated with a member, directly or indirectly, from giving or receiving anything of value in excess of $100 per year to any person where such payment is in relation to the business of the recipient’s employer. Thus, generally, the dollar value limit of Gifts given or received should not exceed $100 per year in the aggregate, excluding tax and delivery charges. In order to calculate the value of a Gift, the higher of cost or market value should be used.

Giving Gifts – Firm employees must not offer or give Gifts which may be viewed as:

●	Overly generous/excessive;

●	Aimed at influencing a decision-making individual or process; or

●	Intended to make a recipient feel obligated to provide business or other forms of compensation in return.

Most gifts given must be reported to the Compliance department. See Section 7 below for reporting requirements.

Accepting Gifts – Employees shall not accept Gifts, favors, or any items of value which may influence their decision-making or obligate them in any fashion. Meals which are sent to the office without a person representing the Outside Party are considered a Gift.

Most gifts accepted must be reported to the Compliance department. See Section 7 below for reporting requirements.

The following items are usually permissible to give or receive:

●	Promotional items of nominal value (pens, mugs, golf balls, etc.)

●	Prizes won from games of chance (raffles or lottery-style games)

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●	Flowers, gift/fruit baskets, etc., for reasonable and infrequent occasions such as holidays, birthdays, promotions, etc.

●	Gifts such as merchandise or products valued at $100 or less

●	A meal or snacks sent to the office without an employee on site representing the company

The following items are never permissible to give or accept:

●	Cash, items redeemable for cash, cash equivalents, gift cards redeemable for cash, or securities

●	Articles of significant value

●	Gifts that are directly tied to the purchase and sale of investments for client accounts

●	Any item as part of a “quid pro quo” arrangement

●	Gifts which violate any laws and/or regulations (federal, such as ERISA or Taft- Hartley; state; or local)

●	Gifts to anyone who threatens to or has submitted a complaint about an employee or the Firm (In these instances Employees must notify the CCO or his/her designee, immediately)

●	Gifts that violate a Business Partner’s policies, the Firm’s policies, or industry standards

●	Gifts given or received from a prospective Business Partner or other Outside Party. (An established business relationship must be in place. Giving or receiving Gifts during the evaluation period, bidding process, or at a time of negotiations could create the perception of impropriety.)

Exceptions to the Gift Rule

●	Promotional logo items of a de-minimis value (e.g., hats, shirts, pens, mugs, etc.) may be given or received and are not subject to the aggregate gift limit or reporting requirements.

●	Miscellaneous food items given or received (candy, popcorn, fruit baskets, etc.) during a holiday season that are shared by employees and consumed on a firm’s premises are exempt from the Gifts and Entertainment Policy and are exempt from the aggregate gift limit and reporting requirement.

●	Non-reimbursable Gifts that commemorate a business partner’s life event (e.g., a wedding gift, bereavement gift, congratulatory gift for the birth of a child, etc.). These Gifts, which must be infrequent, customary, and reasonable in nature, are not subject to the aggregation dollar restriction but are subject to the reporting and recordkeeping requirements.

●	Prizes received from raffles, drawings and other games of chance are not subject to the aggregation gift limit or reporting requirements.

6.2	ENTERTAINMENT

Entertainment is a customary business practice that can play an important role in strengthening working relationships. The Firm does not define specific Entertainment dollar limitations. However, employees should be sensitive to the appearance of impropriety when giving or receiving Entertainment. Acceptable Entertainment should adhere to the following criteria:

●	It must serve a legitimate business purpose

●	It must be neither so frequent nor so lavish or excessive as to raise any question of impropriety

●	It must not be provided in conjunction with due diligence Meetings (Reasonable business meals are acceptable at due diligence meetings.)

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●	It must not be pre-conditioned on the achievement of a sales target. It cannot be directly tied to the purchase or sale of investments

●	The person or party providing the entertainment must attend the event

●	It must not violate a Business Partner’s Policies

Most Entertainment, whether given or accepted, must be reported. See Section 7 below for reporting requirements.

Examples of Acceptable Entertainment

●	Breakfast, lunch or dinner (see also “Business Meals” below)

●	Social or hospitality event

●	Charitable event

●	Golf (greens fees and cart fees)

●	Sporting event

●	Cultural event

Examples of Prohibited Entertainment

●	Unethical or illegal activity

●	Entertaining the same person(s) repeatedly

●	Entertaining or being entertained as a means of personal gain

●	Receipt of Entertainment if the expectation is that the Firm will conduct business with the Outside Party in return for the entertainment received

●	Vacations or other excessive trips

●	Entertainment that requires air travel or overnight stays

●	High profile events (e.g., Super Bowl, World Series, College Bowl Games, Stanley Cup, Final Four, and other exclusive or premiere events of like nature)

●	Any activity that would or could damage the Firm’s reputation or image

If the host is not present, the event or entertainment is considered a Gift and is subject to the Gift limitations discussed above. Employees with questions regarding a particular circumstance should discuss the facts with their Compliance Officer or designee.

Traveling to and From an Entertainment Event

Transportation costs should be minimized through the sharing of rides or through the use of personal vehicles when safe and possible. Where a car service or taxi is utilized, the cost should be estimated on a per person basis and reported. Air travel and lodging associated with Business Entertainment is prohibited.

6.3	BUSINESS MEALS

Meals and beverages are generally acceptable provided that there is a legitimate business purpose and the location and cost are consistent with the business purpose of the meeting. Meals that are sent to or received from a Business Partner without a company representative being present are considered Gifts.

Meals and beverages generally made available in connection with a business or industry conference are acceptable.

If the guidelines above are met for Business Meals, the associated cost is not subject to Compliance reporting requirements.

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6.4	CHARITABLE DONATIONS

Corporate Charitable Donations allow Virtus to make a positive impact within our communities and increase the visibility of our brand.

Corporate Charitable Donations – Corporate Communications Approval

Virtus’ charitable giving priorities are in the areas of education and job skills, health care, and civic responsibility in the communities in which the Firm operates. Donations must be paid directly to the eligible charity or non-profit. Eligible recipient charitable organizations must:

●	Operate on a not-for-profit basis

●	Be certified as a public tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code

●	Be located in and serve the people in the communities in which the Firm operates

Acceptable donations and other charitable expenses must be in accordance with the company’s charitable goals and guidelines and must receive prior written approval from the employee’s manager and the Corporate Communications Department.

Prohibited Corporate Charitable Donations

Virtus does not allow Corporate Charitable Donations to:

●	Political organizations or individual campaigns

●	Fraternal organizations

●	Athletic booster clubs

●	Individuals (e.g., “Go Fund Me” or similar personal fundraising activities)

●	Donations where the primary intent is to receive a direct benefit, such as school memorabilia, special edition publications, tickets to athletic or entertainment event, or status (access to non-public events, season ticket priority, etc.)

Charitable Donations by a Firm Employee on Behalf of a Client or Business Partner

Non-reimbursable Charitable Donations made by Firm employees on behalf of or at the request of a Business Partner or a Representative of a Business Partner, or other Outside Party, must be paid directly to the charity or non-profit, and must indicate the gift is from the employee and not Virtus. While individual donations are non-reimbursable, they are subject to reporting requirements.

Soliciting Charitable Donations from a Business Partner

Firm employees may not solicit Firm Business Partners for donations to any charitable organization or for any charitable event.

Personal Charitable Donations Not Related to Firm Business

Personal, non-reimbursable charitable donations not related to Firm business are not restricted and are not reportable.

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6.5	SPONSORSHIPS

A Sponsorship is an event with more formal planning or structure that provides the Firm with some form of “visibility” such as a display or promotion of the Firm brand. The event must have a legitimate business purpose along with tangible benefits in the form of either marketing and branding, customer relationship management, or business development.

Sponsorships require preapproval by the employee’s manager and must be reported. Payments must be made to the financial advisor’s firm or to the third party providing the service and may not be made directly to the financial advisor.

6.6	BUSINESS BUILDING

Business Building support helps other parties (e.g., financial or investment advisers or other financial intermediaries) grow their businesses and is intended to build stronger relationships between the Firm and our Business Partners.

Business Building Examples

●	Assisting a firm with seminar-related expenses

●	Lead generation services

●	Business software that produces hypotheticals

●	Advertising and mail campaigns

Business Building expenses require preapproval by the employee’s manager and must be reported. Payments must be made to the financial advisor’s firm or to the third party providing the service and may not be made directly to the financial advisor.

6.7	TRADE SHOW AND INDUSTRY MEETINGS

Virtus supports formal business-related activities or events where the Firm receives some form of visibility for its payment (signage, mention in a program, a seat on a panel, a trade booth, etc.) for the purpose of demonstrating products and services, building brand recognition, promoting business relationships, establishing or maintaining business networking contacts, or monitoring trends and opportunities in the marketplace. A Virtus or affiliated employee must be in attendance.

Trade Show and Industry Meeting Examples

●	Industry conferences

●	Trade shows

●	Broker Dealer or Investment Adviser conferences

Expenses related to Trade Shows and Industry Meetings require preapproval by the employee’s manager and must be reported.

6.8	NON-ERISA STATE, COUNTY, CITY OR LOCAL GOVERNMENT PLANS

Most state statutes establish and regulate retirement plans for state and local employees and usually include a code of ethics or guidelines on gifts, business entertainment, and business meals. Firm employees must obtain and review the specific state’s or government entity’s statutes and guidelines prior to giving gifts, business entertainment, and business meals.

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Gifts, entertainment, business meals and other acts of hospitality toward government or political officials should never compromise, or appear to compromise, the integrity or reputation of the official or the Firm. When gifts, entertainment or business meals are provided, it should be with the expectation that it will become a matter of public knowledge.

6.9	ERISA PLANS

ERISA is the federal law that governs the administration and management of qualified retirement plans sponsored by entities in “private industry” (i.e. “for-profit” corporations, partnerships, etc.). It is intended to:

●	Protect the rights and exclusive benefits of plan participants and plan assets

●	Mandate plan fiduciaries to act, manage, control, and perform their duties solely in the best interest of plan participants

●	Prohibit “self-dealing” (i.e. facilitating plan transactions)

–	In one’s own personal interest; and

–	With “Parties in Interest” to the plan.

Plans that are not subject to ERISA, but often adopt ERISA or “ERISA-like” standards include:

●	Public plans established under federal, state, and local governments (government entities)

●	Certain church or church-associated plans

●	Unfunded excess benefit plans (private industry)

●	Plans solely for workers compensation, unemployment, or disability

●	Plans established outside of the U.S. for non-resident aliens

“ERISA-Like” Standards

Firm employees must obtain, review, and be familiar with relevant ERISA rules – in particular, the prohibited transaction rules – as well as client plan documents or client policies prior to giving or accepting gifts, entertainment or business meals in connection with ERISA plan employees or officials. Violating, or causing someone else to violate, ERISA rules is serious and may be detrimental to the Firm and the violating individual. Gifts, entertainment and business meals provided to officers and/or employees associated with ERISA plans must be reported.

6.10	TAFT-HARTLEY UNION PLAN CLIENTS – REQUIRED REPORTING

The Taft-Hartley Act (“Taft-Hartley”), a/k/a Section 302 of the Labor-Management Relations Act, regulates multi-employer benefit plans (including multi-employer pension plans). More specifically, it regulates retirement plans where unions/union representatives have authority in the administration/management of the plans’ employee-contributed assets.

All gifts, entertainment, and business meals to Taft Hartley Plan officers and/or employees, regardless of the amount, must be identified as such and reported by Firm employees to Compliance. This enables the Firm to comply with the Department of Labor’s Annual Reporting Requirements through the filing of the LM-10 report.

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De Minimis Exception

Gifts, entertainment or meals given to a union or union official are not reportable by the Firm on the LM-10 Report if they are de minimis in nature. To meet this standard, the value of all gifts, entertainment, and business meals to a union official must not exceed $250 in the aggregate in any fiscal year, and must be unrelated to the recipient’s union status. If the aggregate for the year exceeds $250, all payments become reportable. Therefore, all gifts, entertainment, and business meals during a calendar year must be tracked and reported by Firm employees.

6.11	CONTRIBUTIONS TO A POLITICAL PARTY OR FIGURE

Employees should refer to the Pay to Play Policy for more detailed information. Certain types of expenses associated with meetings, entertainment and/or gifts may be considered to be “Payments to a Government Official” that are prohibited under applicable federal laws. Such payments may also be considered to be political contributions to a Government Official. Employees should consult with a member of the Compliance Department prior to providing business entertainment, a gift, and/or otherwise avoid incurring any expense associated with a Government Official.

6.12	QUID PRO QUO ARRANGEMENTS PROHIBITED

Employees may never give or receive a gift or business entertainment if there is any explicit quid-pro-quo arrangement, meaning that there is an understanding (either spoken or implicit) that the gift or entertainment is specifically linked to a certain business outcome.

The use of fund assets (brokerage commissions) as payments to brokers for recommending the Virtus Funds over rival fund groups is strictly prohibited and may be deemed paying for “shelf space,” which is a conflict of interest. Firm employees shall notify their CCO immediately upon learning of the existence of any such arrangements.

Section 17(e)(1) of the Investment Company Act prohibits affiliated persons of a mutual fund, such as the fund’s investment advisor and its personnel, from receiving any sort of compensation (such as gifts or entertainment) for the purchase or sale of property to the fund.

Employees are prohibited from using their position with Virtus to solicit anything of value, including gifts and entertainment, from a client or business partner to whom the employee refers business, or any other entity with which the Firm does business.

6.13	REGULATORS

The Firm prohibits the giving of any form of compensation, including but not limited to gifts or business entertainment, to the staff of federal or state regulators or self-regulatory organizations. Attempts to provide compensation to employees of the SEC or other federal, state or self-regulatory bodies may be construed as bribery, which is a violation of federal law.

6.14	EMPLOYEES WITH MEMBERSHIPS, LICENSES AND CHARTERS

Affiliations/memberships with industry organizations may impose additional, more restrictive policies on Firm employees. In the event of policy overlap, the more restrictive policy shall be followed.

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FINRA Licensed Employees – Employees with active FINRA licenses through VP Distributors (VPD) and ETF Distributors (ETFD) are subject to those firms’ policies in addition to this policy. FINRA-licensed employees must consult the respective VPD or ETFD Compliance Manual for complete information and details or contact their Supervisory Principal.

CFA Charter Holders are subject to additional guidelines and restrictions provided in the CFA Institute Standards of Practice. Chartered employees must refer to the CFA Institute web site, and published manuals, including their Code of Ethics for more information.

7.0	REPORTING REQUIREMENTS

All non-exempted gifts, business meals, entertainment, sponsorships, business building and charitable donations must be reported and should include the recipient name(s), value or cost of the benefit, description of the benefit, date the benefit was conferred, and employer of recipient.

These activities can be recorded as follows:

●	Employees who use SalesPage, Sales Force or Concur should report on those systems

●	Employees who do not use Sales Page or Concur must report in the STARCompliance system (STAR)

7.1	QUARTERLY CERTIFICATION

In addition to reporting gifts and business entertainment in Sales Page, Concur, STAR, and elsewhere as set forth herein, each employee is required to complete the Quarterly Code of Ethics Questionnaire and attest to whether they have given or received gifts or business entertainment to/from a person or firm that does business with and/or on behalf of Virtus.

8.0	EXCEPTIONS

The chief compliance officer of each Virtus affiliate, in consultation with that affiliate’s senior management, may grant exceptions to this policy for good reason, which shall be documented by the chief compliance officer.

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APPENDIX H2

POLITICAL AND PAC CONTRIBUTION POLICY AND PROCEDURES

Adopted January 20, 2011

Revised as of July 1, 2023

Introduction

Virtus Investment Partners (“Virtus”) and its affiliates, including its broker-dealer affiliate VP Distributors, LLC (“VPD”, and together with Virtus and its affiliates, the “Firm”)) are subject to, depending on their registrations with either the SEC, FINRA and/or the MSRB, SEC Rule 206(4)-5 of the Investment Advisers Act of 1940, as amended (“Rule 206(4)-5”); FINRA Rule 2030; and/or MSRB Rule G-37 (“Rule G-37”) (collectively, the “Rules”). The Rules limit Political and Political Action Committee (“PAC”) Contributions by the Firm and certain of its personnel; and impose penalties for exceeding such limits. The Rules are intended to eliminate the practice of advisers seeking to influence government officials’ awards of advisory contracts based on Political Contributions (known as “pay to play” practices).

Policy

It is the policy of the Firm to comply in all aspects of the Rules. The Firm will maintain all records in compliance with the Rules. Questions regarding this Policy and its Procedures should be directed to a member of the Virtus Code of Ethics Compliance Team (email: COECompliance@virtus.com).

Political and PAC Contributions

Three regulatory requirements apply to the Firm:

1.	SEC Requirements:

The advisory affiliates of the Firm are subject to Rule 206(4)-5.

2.	FINRA Requirements:

VPD is subject to FINRA Rule 2030 which is substantially similar to Rule 206(4)-5.

3.	MSRB Requirements:

VPD is registered with the Municipal Securities Rulemaking Board (“MSRB”) pursuant to its role as Program Manager to the CollegeAccess529 Plan and is subject to Rule G-37. Rule G-37 relating to political contributions is similar to the SEC and FINRA pay-to-play rules discussed herein.

Rule 206(4)-5

1.	Prohibits investment advisers from being compensated for providing Covered Advisory Services to a government entity for two years (the “Compensation Time-Out”) if the firm or its Covered Associates make Political Contributions to certain Government Officials in excess of specific safe harbor de minimis levels.

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2.	Generally, bans directly or indirectly paying third party solicitors to solicit Government Entities, unless such third parties are registered broker-dealers or registered investment advisers subject to pay-to-play restrictions.

3.	Prohibits an adviser or its Covered Associates from soliciting or coordinating any person or political action committee (PAC) to make Political Contributions to an Official of a Government Entity to which the adviser is seeking to provide advisory services.

4.	Prohibits an adviser or its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule.

Rule G-37

1.	Prohibits VPD from engaging in municipal securities business with municipal entities if certain political contributions are made to officials of such municipal entities.

2.	Requires VPD to disclose certain political contributions to allow public scrutiny of such political contributions and VPD’s municipal securities business.

Definitions

Political Contributions

Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state, or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

Covered Advisory Services

Includes traditional money management services; consulting services; consulting services offered to public pension plans; and management of Covered Investment Pools.

Covered Associate

Includes the following for Virtus-affiliated advisers and broker/dealers:

1.	Any general partner, managing member or executive officer, or other individual with a similar status or function;

a.	The president of the adviser or broker-dealer;

b.	Any vice president/managing director in charge of the principal business unit, division or function (such as sales, administration or finance);

c.	Any other officer of the adviser or broker-dealer who performs a policy-making function; or

d.	Any other person who performs similar policy-making functions for the investment adviser or as designated by the adviser or broker-dealer.

2.	VPD’s executive officers, its internal and external wholesalers and its Retail Sales management personnel (defined under Rule G-37 as Municipal Finance Professionals (“MFPs”).

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3.	Any employee who solicits a Government Entity for the investment adviser or broker-dealer and any person who supervises such employee directly or indirectly.

4.	Any political action committee (PAC) controlled by the investment adviser, broker-dealer, or by any person described in 1. a. and b. of this section.

5.	VPD may extend this Political and PAC Contribution Policy and its Procedures to their employees who do not meet the Covered Associate definition above.

6.	All Hartford-based Virtus employees with a title of vice president/managing director or higher, all sales personnel, and PACs controlled by Virtus are considered Covered Associates and are subject to this Policy and its Procedures.

7.	Spouses and family members of Covered Associates sharing the same household are subject to this Policy and its Procedures.

Covered Investment Pools

Includes:

1.	Any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or

2.	Any company that would, but for the exclusions provided by Sections 3(c)(1), 3(c)(7), or 3(c)(11) of the Company Act, be an investment company under Section 3(a) of the same act. This includes any unregistered pooled investment vehicles such as hedge funds, private equity funds, venture capital funds, and collective investment trusts. It also includes registered pooled investment vehicles, if those registered pools are investment options of participant-directed plans or programs of government entities (including 529 plans and 403(b) plans) that allow participants to select among pre-established options that a government official has directly or indirectly selected as investment choices for participants.

Government Entities and Government Plans

Government Entities include all state and local governments, agencies, and instrumentalities, as well as Government Plans such as public pension plans or other collective investment funds sponsored by government entities (i.e., 529, 403(b) and 457 plans).

Official of a Government Entity

Includes an incumbent, candidate, or successful candidate for elective office of a Government Entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or has authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.

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Look Back

1.	Under Rule 206(4)-5 the Firm must “look back” to the Political Contributions over the last two years of a new Covered Associate who solicits clients and six months for a new Covered Associate who does not solicit clients, for the Firm to determine if such Contributions could trigger the Compensation Time-Out.

2.	Under Rule G-37 the Firm must “look back” to the Political Contributions over the last two years for a new Covered Associate (who is also designated as an MFP), for the Firm to determine if such Contributions could trigger the Compensation Time-Out[1].

Procedures

Pre-approval of Political or PAC Contributions

All Covered Associates must obtain pre-approval for all Political Contributions, including those made to a PAC or state or local level of a political party, using the Political Contribution or PAC pre-approval forms in the STARCompliance system (“STAR”) prior to making Contributions. The Firm’s compliance officer or designee will evaluate the requested Contribution and provide a response to the Covered Associate.

Contribution Limits

Covered Associates designated as MFPs are limited to the following de minimis Contribution levels to Officials of Government Entities:

1.	May make aggregate Contributions of up to $250, per election cycle, to an elected official or candidate in South Dakota, for whom the MFP is entitled to vote.

2.	MFPs shall NOT make contributions of any amount to an elected official or candidate in South Dakota, for whom the MFP is NOT entitled to vote.[2]

3.	Contributions made to a municipal official for whom the MFP is not entitled to vote can be done outside of South Dakota, but such contributions in any amount will be disclosed to the MSRB (see “Required Disclosure to MSRB” further below).

4.	Contributions made by persons more than two years before becoming an MFP are allowed.

Covered Associates who are NOT designated as MFPs are limited to the following de minimis Contribution levels to Officials of Government Entities:

1.	Covered Associates may make aggregate Contributions of up to $350, per election cycle, to an elected official or candidate for whom the Covered Associate is entitled to vote; and

2.	Covered Associates may make aggregate Contributions of up to $150, per election cycle, to an elected official or candidate for whom the individual is not entitled to vote.

[1]	As of the date of this Policy, VPD only engages in municipal securities business with the state of South Dakota with the CollegeAccess 529 Plan.

[2]	As of the date of this Policy, VPD only engages in municipal securities business with the state of South Dakota with the CollegeAccess 529 Plan.

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Primary elections and general elections are considered separate election cycles. Therefore, Covered Associates are permitted to make de minimis Contributions in a primary election and a general election.

Federal Candidates

Political Contributions are not subject to the de minimis limits if the candidate receiving the Contribution is running for federal offices and is not an incumbent in a state or local office. Pre-approval and reporting through STAR, however, are still required.

Contributions to or on behalf of candidates for Federal office who currently hold a state or local office are subject to the de minimis Contribution limits, as well as to pre-approval and reporting.

Campaign Accounts

Covered Associates can make Contributions to an election campaign account if such account is or will be used exclusively to fund the campaign of an elected official and/or candidate or slate of elected officials and/or candidates. The de minimis Contribution limits apply to election campaign accounts. An election campaign account is considered one candidate even if it is funding campaigns for multiple elected officials and/or candidates. Pre-approval and reporting through STAR are required for contributions to campaign accounts.

PACs

Except for the following limitations, a Covered Associate’s Contribution to a PAC is not subject to the de minimis provisions, provided that the Covered Associate does not have control over or the ability to direct operations of the PAC:

●	Neither VPD nor its MFPs shall solicit any person or PAC to make any contribution, or coordinate any contributions, to an official of a municipal entity with dealer selection influence with which municipal entity the dealer is engaging or seeking to engage in municipal securities business; and

●	Contributions cannot be made to a PAC to avoid de minimis limits in order to make an indirect contribution to a specific official or candidate. Pre-approval and reporting through STAR are required for contributions to PACs.

Political Parties

Contributions to state and local political parties are not subject to the de minimis provisions, provided that the Contribution is not made as a means to do indirectly what the Rule prohibits if done directly (for example, the Contribution is earmarked or known to be provided for the benefit of a specific official or candidate). Pre- approval and reporting through STAR are required for contributions to state and local political parties.

Contributions to national political parties are not subject to the de minimis provisions, pre-approval or reporting.

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Quarterly Certification and Disclosure

Covered Associates will be required to complete a certification of compliance with the Political and PAC Contribution Policy on a quarterly basis. All political and PAC Contributions must be disclosed on the quarterly certification even when pre-approval has been obtained. The Firm’s Compliance department will manage the distribution and receipt of this certification.

Confidentiality and Record Keeping

The Firm recognizes the confidential nature of a Covered Associate’s political opinions and party affiliations. The Rules require the Firm to maintain specific records on Covered Associates, MFPs, their Contributions, Government Entities to which services are provided, and any solicitors. These records will be maintained securely and confidentially; and will only be provided to those involved with the management of this Policy and its Procedures and as required by any regulatory reviews of the Firm. Notwithstanding the above, contributions by MFPs are disclosed to the MSRB on Form G-37 and are made public on the MSRB’s website (see “Required Disclosure to MSRB”, below).

Recordkeeping for Covered Investment Pools

The following records will be kept in accordance with the SEC No-Action letter to the Investment Company Institute dated September 12, 2011:

1.	Each Government Entity that invests in a Covered Investment Pool whose account can reasonably be identified as being held in the name of or for the benefit of the Government Entity on the records of the Covered Investment Pool or its transfer agent;

2.	Each Government Entity whose account was identified as that of a Government Entity – at or around the time of the initial investment – to the Adviser or one of its client servicing employees, Regulated Persons or Covered Associates;

3.	Each Government Entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan; and

4.	Each Government Entity that has been Solicited to invest in a Covered Investment Pool either (i) by a Covered Associate or Regulated Person of the Adviser; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a Covered Associate, Regulated Person, or client servicing employee of the Adviser participated in or was involved in such Solicitation, regardless of whether such Government Entity invested in the Covered Investment Pool. This will include a list of Requests for Proposals (RFP).

Collateralized Loan Obligations (CLOs) are not considered Covered Investment Pools for Political Contribution record keeping requirements.

VPD will maintain the records on political contributions and payments as required by the MSRB pursuant to Rule G-8.

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Required Disclosure to MSRB

On a quarterly basis, VPD must disclose to the MSRB any contribution to an official of a municipal entity and payments to political parties of states and political subdivisions made by VPD, its MFPs, or a PAC controlled by VPD or its MFPs.

Excluded from disclosure are contributions made by an MFP to an official of a municipal entity for whom such person is entitled to vote, if all contributions by the MFP to such official of a municipal entity, in total, do not exceed $250 per election. Also excluded from disclosure are payments made by an MFP to a political party of a state or political subdivision in which the MFP is entitled to vote, if all payments by such person to such political party, in total, do not exceed $250 per year.

VPD must disclose to the MSRB a listing by state, the municipal entities with which it has engaged in municipal securities business during such calendar quarter.

New Covered Associates

Candidates for a Covered Associate position will be informed of this Policy and its Procedures prior to being offered employment with or promotion within the Firm and will be required to disclose past Political Contributions consistent with the Look Back provisions. Political Contributions will be evaluated by the Firm’s compliance officer or designee and Human Resources representative, to determine if any of the Contributions would trigger the Compensation Time-Out, before a final offer of employment can be made.

State and Local Rules and Limits

SEC Rule 206(4)-5, FINRA Rule 2030 and MSRB Rule G-37 do not supersede state and local political campaign contribution rules and dollar limits. Covered Associates are responsible for knowing and complying with state and local political campaign contribution rules and dollar limits. If you have any questions, please consult with the Firm’s compliance officer or designee.

Volunteer Activity

Rule 206(4)-5 does not prohibit volunteering for a political campaign as long as the volunteer activity is not done on Firm time and does not use Firm resources (email, fax, telephones, etc.).

Under Rule G-37, MFPs are not prohibited from volunteering for a political campaign so long as the volunteer activity is not done on Firm time and does not use Firm resources and the MFP does not solicit contributions. However, to the extent the MFP incurs personal expenses in their volunteer activities, those expenses would be considered contributions and should be treated as such under this policy.

FCPA Considerations

The Foreign Corrupt Practices Act (FCPA) prohibits the payment or authorization of the payment of any money, or the giving of anything of value, directly or indirectly, to a foreign official for the purpose of:

1.	Influencing any act or decision of the foreign official; or

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2.	Inducing the foreign official to use his influence to assist in obtaining business for or directing business to any person.

A “foreign official” is any person acting in an official capacity on behalf of a foreign government, agency, department, or instrumentality. Also included under the term “foreign official” are foreign political parties, officials of political parties and candidates for foreign political office. The FCPA applies to all directors and employees. Violation can result in both fines and imprisonment.

Prohibition on Circumvention of Rules

The Virtus affiliated advisers, broker-dealer, their Covered Persons and MFPs shall not directly or indirectly through or by any other person or means, commit any act resulting in a violation of the Ban on Municipal Securities Business or the Prohibition on Soliciting and Coordinating Contributions and Payments described above.

Sanctions for Violations

In the event of a violation of this Political and PAC Contribution Policy and Procedures by any Supervised Person, the Compliance Department may impose appropriate sanctions based on consideration of the seriousness of the violation, whether the violation was willful or inadvertent, whether the Person self- reported the violation, the Supervised Person’s job function and classification as a Covered Associate and/or MFP and any prior violations of the Political and PAC Contribution Policy and Procedures. Sanctions may include but are not limited to the following:

●	Verbal and/or written admonishment and training on the requirements of the Political and PAC Contribution Policy and Procedures;

●	Notice to the Supervised Person’s manager;

●	Reversal of the contribution;

●	Partial or full restriction on future contributions; and

●	Suspension or termination of employment.

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APPENDIX H3

WHISTLEBLOWER POLICY AND PROCEDURES

Adopted September 24, 2014

Revised as of April 1, 2023

Statement of Policy

The Adviser strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. The Adviser will not under any circumstances prohibit an employee from reporting a possible securities law violation in connection with the Adviser’s business or operations (referred to herein as “Misconduct”). Each employee is encouraged to immediately report any possible Misconduct that the employee believes has occurred, is ongoing or is about to occur in accordance with these procedures. The Adviser has established the following procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports. In addition, an employee may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to the Adviser. Retaliation against any employee who reports possible Misconduct to the SEC or any other applicable government agency is prohibited.

Procedures

Making a Report

Any employee who believes that possible Misconduct by one or more employees or other representatives of the Adviser has occurred, is ongoing or is about to occur, is encouraged to bring the concern to the attention of the Chief Compliance Officer, the Chief Executive Officer, the Chief Financial Officer, or the Deputy Chief Compliance Officer (each a “Contact Person”). A report of possible Misconduct (each, a “Report”) may be made orally or in writing.

If an employee reasonably believes that the suspected activity involves a Contact Person or that the Adviser has not responded appropriately to a Report, the employee may report the matter directly to the Adviser’s parent company as set forth in the Virtus Procedures for Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters.

Addressing a Report

Upon receiving a Report, the Contact Person will review the information and consider all appropriate actions to address the Report, which may include involving the Compliance Officer, internal or outside counsel, accounting firms or other personnel or third parties. The Contact Person may determine, in his or her discretion, whether or not it is appropriate to investigate the issues raised in the Report and, if so, the course of any investigation.

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APPENDIX H4

FOREIGN CORRUPT PRACTICES ACT POLICIES AND PROCEDURES

Adopted September 24, 2014

POLICY STATEMENT

The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or “anything of value” to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

The Adviser is committed to complying with applicable provisions of the FCPA. Failure to comply with this Policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

RISK ASSESSMENT

In order to develop, implement and maintain reasonable procedures to prevent violations of the FCPA, the Adviser shall assess and evaluate the circumstances that may increase the exposure of the Adviser and its Covered Persons (as defined below) to potential FCPA liability. In this regard, the Compliance Officer will conduct the FCPA risk assessment contained in Appendix A5 to the Adviser’s Compliance Manual. The risk assessment will consider the Adviser’s affiliates outside the U.S. (if any), government interactions and geographic risks. The assessment will also address the nature and extent of transactions with foreign governments, including payments to foreign officials; use of third parties; involvement in joint ventures or portfolio investment outside of the U.S.; gifts, travel and entertainment expenses; charitable or political donations; and facilitating and expediting payments. These procedures are intended to be designed and implemented, as appropriate, to address the risks identified through the risk assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored, and revised as necessary.

SCOPE OF THE FCPA AND THIS POLICY

The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from the U.S.

Business and client-related investment activities of the Adviser that may raise issues under the FCPA include:

○	raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);

○	acquisition of a significant or controlling interest in a non-U.S. company;

○	investment in an entity or joint venture owned or partially owned by a foreign government; and

○	use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

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This Policy applies to the Adviser and to all of the Adviser’s Supervised Persons (collectively, “Covered Persons”). For purposes of this Policy, the term “Adviser” refers to the Adviser and all of its control affiliates and any subsidiaries.

Definitions

Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

○	officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

○	employees and officers of state-owned, state-controlled, or state-operated enterprises;

○	employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

○	political parties, political party officials and candidates for political office; and

○	employees of public international organizations (e.g., the World Bank, IMF and EU).

Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

○	in-kind contributions;

○	investment opportunities;

○	subcontracts;

○	positions in joint ventures;

○	favorable contracts;

○	consulting fees;

○	business opportunities;

○	political contributions; and

○	charitable donations and sponsorships.

POLICIES AND PROCEDURES

Prohibition

Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Adviser or any other person (a “Prohibited Payment”). Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

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Pre-Clearance

Each Covered Person must obtain written approval from the Compliance Office prior to making any payment to a Foreign Official, his or her family member, charitable organization of choice, political campaign, political party, or political organization. It is important to remember that pre-clearance must be obtained prior to the offer or promise of any payment and without regard to the purpose or motivation behind the giving of such payment.

Any payment or transaction that receives pre-clearance will not be considered a Prohibited Payment for purposes of this Policy.

Permissible Payments

The FCPA permits certain small “facilitating” or “expediting” payments to Foreign Officials to ensure that they perform routine, nondiscretionary governmental duties (e.g., expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. Facilitating or expediting payments will not be considered Prohibited Payments under this Policy.

THIRD PARTY INTERMEDIARIES

From time to time the Adviser may enter into arrangements with third party intermediaries such as brokers, promoters, finders, agents (including placement agents), consultants, lobbyists, advisors, business partners or other intermediaries that provide the Adviser with assistance related to the procurement of foreign investors or assistance related to foreign investments to be made by the Adviser’s clients. Because of the risk that third parties may seek to secure business for the Adviser through violations of the FCPA or other applicable laws and subject the Adviser to liability, a third party intermediary who is anticipated to interact with Foreign Officials should not be retained to provide services to the Adviser or any client of the Adviser unless:

due diligence has been conducted into the transaction or arrangement and the business reputation and integrity of the Third Party Intermediary (including an assessment of the business qualifications and reputation of the Third Party Intermediary, business rationale for why the payment is being made and why the Third Party Intermediary is included in the transaction, as well as whether the Third Party Intermediary has professional or personal ties to a foreign government);

the Third Party Intermediary is retained pursuant to a written agreement that is approved by the Compliance Officer; and

the agreement includes appropriate covenants, representations or provisions, including any or all of the following:

the Third Party Intermediary has reviewed and will comply with the FCPA and any local applicable laws related to anti-corruption;

the Third Party Intermediary has adopted and implemented a policy designed to comply with the FCPA and all other applicable equivalent anti-corruption and/or bribery laws; and

the Adviser has the ability to terminate the arrangement as a result of any breach of the FCPA or any other anti-corruption laws.

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Due diligence of Third Party Intermediaries will be documented in writing and reasonably designed under the circumstances to identify the existence of warning signs or “red flags” which may warrant further investigation. Examples of red flags include:

The Third Party Intermediary is located in a country with a reputation for government corruption; The Third Party Intermediary has the potential to interact with Foreign Officials;

The country in which the activity will take place or investment will be made has a reputation for corruption;

Requests by the Third Party Intermediary for unusual method or amount of payment; The Third Party Intermediary’s commission or fee exceeds customary levels;

The qualifications of the Third Party Intermediary don’t appear to relate to the nature of the transaction contemplated;

A Foreign Official has indicated that the Third Party is required to complete the transaction;

The Third Party Intermediary objects to FCPA representations or other contractual safeguards; and

The Third Party Intermediary requires that his or her identity, or if the third party is a company, the identity of the company’s owners, principals or employees, not be disclosed or requires a lack of transparency in the transactions.

Red Flags will be reviewed by the Compliance Officer or other appropriate personnel as part of the due diligence process.

SEEKING GUIDANCE

Compliance with this Policy is mandatory and is the responsibility of each Covered Person. Accordingly, all Covered Persons are expected to familiarize themselves with the policies and procedures above and to seek advice from the Compliance Officer if any questions arise. Any suspected misconduct or payments should be reported immediately to the Compliance Officer.

ANTI-CORRUPTION TRAINING

To the extent deemed necessary by the Compliance Officer, Covered Persons will be required to attend periodic mandatory training sessions in order to learn about the FCPA and any developments in the regulatory environment.

RECORD KEEPING

The Adviser shall maintain records relating to this Policy, including: results of the Risk Assessment; copies of all pre-clearance approvals of the Compliance Officer, records of violations of this Policy and actions taken as a result of those violations, and other memoranda relating to the administration of this Policy; copies of written agreements with Third Party Intermediaries and any approval by the Compliance Officer; and description of red flags, any analysis of those red flags and ultimate determinations.

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